Exhibit 16.1

May 27, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for American Woodmark Corporation (the Company) and, under the date of June 29, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended April 30, 2021 and 2020, and the effectiveness of internal control over financial reporting as of April 30, 2021. On May 24, 2022, we were notified that the Company appointed Ernst & Young LLP as its principal accountant for the year ending April 30, 2023 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended April 30, 2022, and the effectiveness of internal control over financial reporting as of April 30, 2022, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 27, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors or that the Company will file an amendment to their Form 8-K, and we are not in a position to agree or disagree with the Company’s statement that Ernst & Young LLP was not consulted on any matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP